Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-45330, 333-45332, 333-62894, 333-86350, 333-135398 and 333-160329) and Form S-3 (Nos. 333-177826, 333-112542, 333-136023, 333-160983, 333-166481 and 333-167498) of Arena Pharmaceuticals, Inc. and in the related Prospectuses of our report dated March 16, 2010, with respect the consolidated financial statements of Arena Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/    Ernst & Young LLP

San Diego, California

March 15, 2012